Exhibit 1A-12.1

Bull Blockchain Law Attorneys at law 21 S 11th Street, Floor 2 Philadelphia, PA 19107 T: 215.695.5860 F: 215.278.9064 www.bullblockchainlaw.com

October 18, 2022

MartelInvest 1 LLC

1887 Whitney Mesa Dr #9656

Henderson, NV 89014

Re:       Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to MartelInvest 1 LLC, a Wyoming limited liability company (the “Company”) in connection with the preparation and filing of an Offering Statement on Form 1-A (the “Offering Statement”) under Regulation A of the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the “Commission”). Pursuant to this Offering Statement, the Company is offering for sale up to 400,000 limited liability company units of the Company (the “Units”).

For the purposes of rendering this opinion, we have examined corporate records, agreements, and other documents of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, the due authority of the parties signing such documents, and the conformity to original or certificated documents of all copies submitted to us as conformed or reproduction copies.

As to certain factual matters, we have relied without investigation upon and assumed the accuracy of, certificates of oral or written statements and other information of or from the Managing Members of the Company who have personal knowledge of such facts and/or circumstances.

Based on the foregoing, and subject to applicable state securities laws, and pursuant to this inquiry, we are of the opinion that the Units subject to the Offering will be validly issued, fully paid, and non-assessable.

Our opinion herein is expressed solely with respect to the Wyoming Limited Liability Company Act, as currently in effect, and we express no opinion as to whether the laws of any jurisdiction apply to the subject matter hereof. No opinion is being rendered hereby with respect to the truth, accuracy, or completeness of the Offering Statement or any portion thereof.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Units, the Offering Statement, or the circular included therein.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement. In so consenting, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

ANDREW T. BULL, ESQUIRE
Founding Partner
Bull Blockchain Law LLP